CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Gardner Lewis Investment Trust and to the use of our reports dated December 18, 2009 on the financial statements and financial highlights of The Chesapeake Growth Fund and The Chesapeake Core Growth Fund (each a series of shares of Gardner Lewis Investment Trust).  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 26, 2010